Exhibit 99.1

October 8, 2008

Ivanhoe Energy Ecuador signs contract

with state oil company Petroecuador

to develop Ecuador’s Pungarayacu heavy-oil field

Major international oil companies have approached Ivanhoe

and expressed interest in participating in the project,

which will utilize Ivanhoe’s HTL upgrading technology

QUITO, ECUADOR — Robert Friedland, Executive Chairman, President and CEO of Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN), and David Martin, Chairman and CEO of Ivanhoe Energy Latin America Inc., announced today that Ivanhoe Energy Ecuador Inc. has signed a contract with Ecuador state oil companies Petroecuador and Petroproduccion to explore and develop Ecuador’s Pungarayacu heavy-oil field, utilizing Ivanhoe’s HTL upgrading technology.

Ivanhoe Energy Ecuador, a Canadian company, is a wholly-owned subsidiary of Ivanhoe Energy Latin America Inc., the parent company of Ivanhoe Energy Inc.’s Latin America corporate group.

The contract, dated October 8, 2008, was signed today in a ceremony in the Presidential Palace in Quito, Ecuador’s capital, attended by President Rafael Correa, the President’s cabinet and senior ministers, Petroecuador’s Executive President Luis Jaramillo, Petroproduccion’s Vice-President Camilo Delgado and Canadian Ambassador Christian Le Pointe.

Block 20 to be developed with Ivanhoe’s patented HTL heavy-oil technology

The contract covers project appraisal and development of Block 20, including production and upgrading of the heavy oil. Block 20 is an area of approximately 426 square miles (1,100 square kilometers, or 272,000 acres), approximately 125 miles (200 kilometers) southeast of Quito, in the Amazon Basin.

Block 20 contains the 250-square-mile (647 sq. km) Pungarayacu heavy-oil field, which was discovered approximately 30 years ago. Ivanhoe plans to apply its patented field-located, HTL™ heavy-to-light upgrading technology to the development of the Pungarayacu field.

Pungarayacu a world-scale heavy-oil field

Petroproduccion drilled 26 wells in Block 20’s Pungarayacu field during the 1980s. The field has been studied and evaluated by Petroproduccion, ARCO and other major oil companies. These third-party studies estimated that Pungarayacu contains between 4.5 billion barrels (Petroecuador-ARCO) and 7.0 billion barrels (Petroecuador) of oil-in-place.

Confirmation of these resources would make the Pungarayacu field the largest accumulation of heavy oil in Ecuador and one of the largest in Latin America. Preliminary engineering estimates would support production from the field at rates in excess of 100,000 barrels per day.

Ivanhoe Group’s project structure

Ivanhoe Energy Ecuador will lead the development of the project. The contract is guaranteed by corporate parent Ivanhoe Energy Latin America, which will obtain or provide all funding and financing for Ivanhoe Energy Ecuador’s operations under the contract. This reflects the strategy of the corporate restructuring program that Ivanhoe Energy Inc. announced March 17, 2008.

Capital requirements and financing

Capital requirements are estimated to be approximately US$20 million during the first year of the contract and a total of approximately US$110 million for the first three years of appraisal – primarily for seismic work, assessment wells, initial production wells and thermal-recovery pilot tests. Capital requirements for further evaluation and full field exploitation of Block 20 will depend on the ultimate scope of the project.

Potential strategic partners seeking opportunities with Ivanhoe

The magnitude of the Pungarayacu oil field – together with access to the existing pipeline to Ecuador’s Pacific Rim export terminal and transportation to Asian and North American seaborne energy markets – makes the project of significant interest to numerous international oil companies. Aware of Block 20’s potential, several large international oil companies already have approached Ivanhoe Energy Latin America and expressed serious interest in participating in the project. Under Ecuadorian law and the terms of the Block 20 contract, Ivanhoe must seek Petroproduccion’s approval when specific strategic partners are introduced to the project.

Ivanhoe’s HTL: creating value, jobs, skills training and new state revenues

Speaking at the signing ceremony today, President Correa said the Block 20 contract is “one of the most important” ever signed in Ecuador’s history. ”This contract will be a model to be followed by other companies,” he said. “It also shows that companies from other countries of the world are willing to invest in a responsible contract in Ecuador.”

David Martin, Executive Chairman and CEO of Ivanhoe Latin America, said he is pleased that Ivanhoe has been selected to develop the Pungarayacu heavy-oil field.

“The work on this major project will begin immediately,” Mr. Martin said. ”We look forward to demonstrating the substantial advantages of our HTL process, which include enhanced efficiency, significant environmental benefits and the economic production of previously stranded petroleum resources.”

“The Pungarayacu oil field is a sleeping giant that belongs to the Ecuadorean people, who now can look forward to the benefits that its development will bring. We are committed to assisting the national university with a skills-training program to help ensure that we fulfill our expectation that Ecuadorians will hold more than 90% of the jobs. We also will be supporting Ecuadorian students and teachers with advanced petroleum-sector studies in Canadian and American universities.”

Mr. Martin said investment in the project will help to generate major increases in direct and indirect local employment, and provide support for local businesses and improved health services in the region. The government also will receive substantially increased tax revenues.

Oil and the Ecuador economy

Ecuador is a member of the Organization of Petroleum Exporting Countries (OPEC). The country produces approximately 500,000 barrels of oil per day, of which approximately 170,000 barrels per day are produced by Petroproduccion. The remaining production primarily comes from a number of leading international oil companies, including Sinopec and CNPC from China, AGIP from Italy, Petrobras from Brazil and Repsol YPF from Spain.

The oil and gas sector is of critical importance for Ecuador, producing more than 50% of the country’s export earnings. Oil production by international companies has grown during the past decade, providing an increasing proportion of Ecuador’s total production.

President Correa has made the development of Ecuador’s oil and gas and mining sectors, and the updating of Ecuador’s infrastructure, a top priority to help secure the country’s economic growth.

Key provisions of the Block 20 Specific Services Contract

Type: The contract is a Specific Services Contract under which Ivanhoe Energy Ecuador will use its unique and patented HTL technology, as well as provide advanced oil-field technology, expertise and capital to develop, produce and upgrade heavy crude oil from Block 20, which contains the Pungarayacu field. In addition, Ivanhoe Energy Ecuador has the right to conduct exploration for light oil in the contract area and to use any light oil that it discovers to blend with the heavy oil for delivery to Petroproduccion.

Term: The 30-year term may be extended by mutual agreement for two additional five-year periods. The contract has three phases. The first two phases are for evaluation of the field’s production capability and the crude-oil characteristics, as well as for the construction of the first HTL plant. The third phase is for full field development and will include drilling additional exploration and development wells. Additional HTL capacity will be added as necessary for expected production.

Payments to Ivanhoe: To recover its investments, costs and expenses, and to provide for a profit, Ivanhoe Energy Ecuador will receive from Petroproduccion a payment of US$37.00 per barrel of oil produced and delivered to Petroproduccion. The payment will be indexed (adjusted) quarterly for inflation, starting from the contract date, using the weighted average of a basket of three US Government-published producer price indices relating to steel products, refinery products and upstream oil and gas equipment.

Ivanhoe Energy Ecuador may elect to receive its payment in oil, based on market prices.

Ivanhoe will provide independent reserve studies to be used to recognize oil reserves attributable to the contract.

Economic and environmental benefits of integrated HTL production

HTL is a field-located upgrading process that converts heavy oil to a transportable, upgraded liquid product. The upgrading process generates by-products that can be used on site to create steam for injection into the reservoir, thereby improving recovery, or alternatively, to generate electricity. The processed oil can be transported by pipeline without the need to add diluent and the upgraded product has a significantly higher market value than raw heavy crude.

The HTL process can be used in technically and economically scalable plants – down to as low as 10,000-30,000 barrels per day – in modular form near producing wells. For the Pungarayacu oil field and the balance of Block 20, all of these advantages are expected to come into play.

HTL’s environmental advantages

Numerous significant environmental benefits result from using the integrated HTL process for heavy-oil production, compared with the use of conventional production methods. These include a) minimizing surface disturbance by the relatively small scale of the HTL plants; and b) significantly reducing greenhouse gases, on a full life-cycle basis, through the generation of onsite energy from the by-products of HTL processing.

Block 20 exploration to date

Block 20 extends approximately 40 miles north to south and 10 miles from east to west. The Block 20 contract area is 426 square miles; the current limits of the Pungarayacu oil field cover about 250 square miles.

The Pungarayacu field is accessible by an all-weather road that runs down the middle of the field. A major pipeline, with current excess capacity, also runs through the field and services other oil fields in the basin. It is connected to the trans-Ecuadorian oil pipeline system, which has its western terminus in the Pacific port of Balao, near Esmeraldas.

Pungarayacu contains heavy oil that ranges primarily from 9-14 °API (American Petroleum Institute) gravity. Development of this field previously was held back by the typical challenges associated with heavy-oil development, including extraction, transportation and reduced market value of the raw crude. Ivanhoe Energy Ecuador has been granted the exclusive right to develop Block 20 on the basis that it will address these challenges with the application of its unique, HTL heavy-to-light upgrading technology

Significant oil seeps have been known to exist along the rivers in the north of the field for many years. The heavy oil has been sporadically mined for local road construction. All of the 26 core holes that were drilled by Petroproduccion in the early 1980s penetrated the Cretaceous Hollin Sandstone formation, which ranges in thickness from 250 to more than 300 feet. The Hollin formation is believed to be shallow across the entire block, with the depth to the top of the reservoir ranging from surface down to 1,500 feet.

The Hollin formation – the principal producing formation in Ecuador’s Amazon Basin – has good reservoir characteristics and oil is known to exist in varying quantities in all of the wells drilled to date. Ivanhoe will conduct further exploration of the field.

Ivanhoe also believes there is potential for deeper exploration below the known limits of the field. This deeper zone in the Pungarayacu field has not yet been drilled with exploration wells, but the field lies on a regional arch that could focus migrating oil into this area.

Block 20 maps are posted on Ivanhoe’s website at www.ivanhoeenergy.com.

Ivanhoe Energy

Ivanhoe Energy is an independent, international heavy-oil development and production company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary, patented heavy-oil upgrading process (HTL). Core operations are in Canada, the United States, China and Latin America, with business development opportunities worldwide. Ivanhoe Energy's shares trade on the NASDAQ Capital Market with the ticker symbol IVAN and on the Toronto Stock Exchange with the symbol IE.

On March 17, 2008, Ivanhoe Energy announced that Robert Friedland would assume the leadership of Ivanhoe Energy Inc. and would serve as Executive Chairman, President and Chief Executive Officer to guide the company through a major corporate and management restructuring in preparation for the implementation of multiple, full-scale, commercial HTL heavy-oil projects in Canada and internationally.

A key aspect of the reorganization was the establishment of several geographically focused and separately managed subsidiary companies with a mandate to pursue, and independently finance, HTL opportunities outside North America. Ivanhoe Energy Inc. is focused on the Athabasca Oil Sands of Western Canada. This structure allows the development and financing of multiple HTL projects around the world, while minimizing dilution of Ivanhoe Energy’s existing shareholders. In addition, the alignment with principal energy-producing regions will facilitate financing from region-specific strategic investors, some of which already have been identified, and also will enhance flexibility in accessing global capital markets.

Following the restructuring, Ivanhoe announced on May 29, 2008, that it would acquire oilsands assets in the Athabasca region of Alberta, Canada, from Talisman Energy Canada. On July 9, 2008, Ivanhoe announced the closing of a related C$88 million financing at C$3.00 per share.

The Ecuador Block 20 project is the first HTL project to be announced outside North America and will be carried out under Mr. Martin’s leadership as Chairman and CEO of Ivanhoe Energy Latin America. Mr. Martin and Leon Daniel, a member of the Board of Directors of Ivanhoe Latin America, have more than 50 years of combined experience in negotiating and executing major oil and gas projects in Latin America, primarily during their former careers with Occidental Petroleum. Their experience includes the 1.2-billion-barrel Cano Limon field in Colombia, with the associated 500-kilometre pipeline across the Andes; the 30,000-barrel per day Alturitas field in Venezuela; and various other projects in Ecuador and Peru. Dr. Robert Graham, the inventor of the HTL process, is a director of Ivanhoe Latin America and brings more than 20 years of experience in the development of this unique technology.

Conference Call

Ivanhoe Energy will host a conference call for investors and analysts to discuss the Block 20/Pungarayacu contract when senior management representatives return from Ecuador and China. Details of the conference call will be announced in a separate news release.

Contact Details

Investors’ contact:	Ian Barnett 1-647-203 6588 / Bill Trenaman 1-604-688-8323
Media contact:	Bob Williamson 1-604-688-8323
Website:	www.ivanhoeenergy.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning Ivanhoe Energy Ecuador’s agreement with Petroecuador and Petroproduccion to develop Block 20 in Ecuador, Ivanhoe Energy Ecuador’s ability to obtain the financing necessary to fund this project, Ivanhoe Energy Ecuador’s plan to establish an integrated HTL heavy-oil project on Block 20, the anticipated production capacity of the proposed HTL plant, the anticipated quantities of recoverable barrels of bitumen from Block 20 and other statements which are not historical facts. When use in this document, the words such as "could", "plan", "estimate", "anticipate", "intend", "may", "potential", "should", and similar expressions relating to matters that are not historical facts are forward-looking statements. Although Ivanhoe Energy and Ivanhoe Energy Ecuador believe that their expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual result to differ from these forward-looking statements include the possibility that the company will be unable to raise financing, the potential that the company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTL technology to upgrade bitumen and heavy oil may not be commercially viable, heavy oil samples from Block 20 may not have the product qualities anticipated, Ivanhoe Energy's lack of history in developing commercial HTL opportunities, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of the reserves, the risk associates with doing business in foreign countries, environmental risks, changes in product prices, our availability to generate cash flow and raise capital as and when required, competition and other risks disclosed in Ivanhoe Energy's Annual Report on Form 10-K files with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.